Form 10-K, Exhibit 13
period 1997-01-31
LEAP GROUP INC
filed 1997-05-01
CIK 1015665

                                                                    Exhibit 13.1

                             The Leap Group, Inc.

                           Common Stock Information

The Company's common stock is traded on the Nasdaq National Market under the symbol LEAP. On April 15, 1997, there were 58 holders of record of the Company's stock. The Company's high and low common stock prices for the last two quarters since the Company's Initial Public Offering are:

Fiscal 1997                      High      Low
-----------------------------------------------
3rd Quarter (from September 27) $10.50    $6.00
4th Quarter                     $ 7.63    $5.25