Form 10-K, Exhibit 13
period 1997-01-31
LEAP GROUP INC
filed 1997-05-01
CIK 1015665

                                                                    Exhibit 13.2

                             The Leap Group, Inc.

                            Selected Financial Data


                                       Fiscal Year ended January 31,
                                 ------------------------------------------
                                  1997       1996      1995        1994*
---------------------------------------------------------------------------
Revenues (000's)                 $16,088    $8,210     $4,679       $ 373
Net Income/(Loss) (000's)        $ 1,306    $  700    ($1,065)     ($  76)
Earnings (Loss) Per Share        $  0.12    $ 0.07    ($ 0.11)     ($0.01)

                                             As of  January 31,
                                 ------------------------------------------
                                  1997       1996      1995        1994*
---------------------------------------------------------------------------
Total Assets (000's)             $39,860    $2,053     $2,538        $355
Long-Term Obligations (000's)    $   366    $  448     $  420        $  0
Working Capital (000's)          $34,694   ($  973)    $1,515)      ($145)



* For the short period from business inception, September 20, 1993, through January 31, 1994.