Form 10-K, Exhibit 13
period 1997-01-31
LEAP GROUP INC
filed 1997-05-01
CIK 1015665

                                                                    Exhibit 13.3
                             The Leap Group, Inc.

  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations

The following presentation of management's discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements, accompanying notes thereto and other financial information appearing elsewhere herein.


OVERVIEW

The Leap Group, Inc. ("Leap") is a strategic and creative communication services company that develops and implements integrated brand marketing campaigns primarily for market leading clients using traditional and new media. Traditional marketing services provided by Leap include television, print, radio and outdoor advertising, promotions, direct mail and package and logo design; its new media services include digital interactive applications such as World Wide Web sites, CD-ROMs and interactive presentations. With a wide array of innovative services and premier marketing, advertising and technical talent and expertise, Leap is well prepared to continually pursue its central mission to build brand equity for its clients.

During the fiscal year ended January 31, 1997, and in the few months since then, The Leap Group, Inc. and its subsidiaries have achieved a number of strategic milestones:

 . Looking back over the three and one-half years of the Company's existence, the Company has grown to become profitable in its second full year of business with $8.2 million in revenues and $700,460 in net income during fiscal 1996. For fiscal 1997, the Company reported record revenues of $16.1 million and record earnings of $1.3 million.

 . The Company grew from four founding partners in September 1993, to 82 employees as of January 31, 1997. Leap's strategy is to recruit the very best talent available. Despite intense competition for talent, the Company believes that it has been successful in attracting and retaining superior creative and strategic thinkers as well as highly skilled programmers and interactive media developers. Despite the short history of the Company, Leap and its Creative Partners have achieved international recognition for creative advertising and have received numerous other accolades and awards.

 . In September 1996, Leap raised $40 million in its Initial Public Offering (the
  "Offering") of common stock. A portion of the proceeds from the Offering was used to retire certain obligations of the Company and the balance will provide added capital to the Company so that it may continue to pursue talent, products, technologies and potential acquisitions that are complementary to the Company's business.

 . In December 1996, Leap formed a new subsidiary, Quantum Leap Communications,
  Inc. ("QLC"). QLC was created to help advertisers communicate more effectively with targeted consumers in non-traditional ways primarily using new media over the Internet.

 . On January 31, 1997, The Leap Partnership, Inc. opened up a Los Angeles office. In keeping with the Company's strategy of developing long-term relationships with national-to-global clients, management broadened the Company's operations geographically. The office is under the guidance and direction of an exceptionally talented creative team headed by Creative Director, Steve Raboski, and Managing Director, Carisa Bianchi.

 . In March 1997, QLC announced the release of the Quantum Objects Software.
  Quantum Objects, Version 1.0, was developed to become a powerful centralized Internet database which allows editors to input new or revised text into a Web site by posting the information to the database - and not to specific Web pages. It will help publishers to maintain or freshen their Web sites more frequently, easily and cost-effectively since there is no need to create a new Web page to display the latest information. Management believes that over time, the development of proprietary program material, like Quantum Objects, could result in a recurring revenue stream for the Company.

 . In April 1997, Leap acquired YAR Communications, Inc. ("YAR"). YAR brings culturally relevant marketing and advertising expertise in over 40 different nationalities and for many U.S. ethnic and global markets. For the year ended December 31, 1996, YAR reported revenues of $18.5 million and pre-tax income of $2.75 million. In addition, YAR has added approximately 200 Creative Partners to Leap's pool of talent.


REVENUES

The Company generates its revenues from a variety of sources: fees and retainers for strategic marketing and creative services, which may include fees based upon the airing or publication of Company-created material on various media; production revenues for creative executions, including the communication of messages through a variety of new media; fixed fees for specific project assignments; and licensing fees related to licensing of the Company's proprietary software.

Fees and retainers are established by the Company taking into consideration the Company's resources and skills which will be applied to generate relevant strategic solutions for the client's marketing and communication concerns, the value of Leap's strategic thinking and Leap's ability to produce memorable, entertaining and effective advertising. The Company structures its compensation arrangements with clients in several ways to provide for retainers or fees that integrate such an added-value approach, as well as fees based on a percentage of media charges or other fixed methodologies. However, certain assignments covered by fees and retainers have been based upon traditional methodologies which have included either an estimate of the amount and level of professional expertise provided by the Company and other committed resources needed to execute a particular client's engagement or based upon an estimate of the client's advertising expenditures over certain periods.

The term of written agreements between the Company and its clients generally is a minimum of six months. However, written agreements typically are terminable by either the client or the Company on short notice, often 90 days, and in certain instances less. The Company at times performs services prior to the execution of written agreements. Revenues, even if predominantly retainer- or project-based, can vary materially from period to period. The Company's strategy is to focus on providing expanding ranges and amounts of services to a relatively limited number of nationally recognized clients. The Company's results of operations will therefore, by design, be dependent upon the Company's ability to maintain its relationships with its key clients or to replace clients quickly should the Company or the client desire to reduce or terminate a relationship. There can be no assurance that period-to-period fluctuations in operating results will not occur.

The Company has developed propriety software that the Company can license over extended periods of time. The Company is currently working on developing additional proprietary content and software that can generate additional recurring licensing and other revenues. The Company has not yet generated significant revenues from this type of billing arrangement and no assurance can be given by the Company that significant revenue streams will be generated in the future.

The Company has experienced fluctuations in its revenues since inception, which are to a significant degree a function of establishing or terminating client relationships and to a lesser degree a reflection of its mix of fees and production revenues. The Company has a limited operating history upon which an evaluation of the Company and its prospects may be based, and the Company has not identified any particular trends with respect to its historic revenues.

Revenues from fixed fee arrangements, typically in the form of monthly retainers, are recognized over the period in which services are rendered. Revenues from production services are recognized as the services are completed.

Leap's production projects are usually commenced and completed in a short time period, often less than 60 days. Outside production costs are initially recorded as costs in excess of billings and are expensed as direct costs and related expenses at the completion of such services. Revenues earned from fees based upon third-party media placements are recognized when the Company-created materials appear on various media in accordance with industry practice. Salaries and other related general and administrative costs are expensed as incurred.


RESULTS OF OPERATIONS

The following table sets forth, as a percentage of revenues, operating expenses and certain other items which are included in the Company's statements of operations for the fiscal years reflected below. Operating results for any period are not necessarily indicative of results for any future periods.

                                             1997    1996    1995
-------------------------------------------------------------------
Revenues                                    100.0%  100.0%   100.0%
Operating expenses:
     Direct costs and related expenses       55.0    44.1     80.1
     Salaries and related expenses           26.4    27.4     34.2
     General and administrative expenses     10.0    12.0     15.4
------------------------------------------------------------------
          Total operating expenses           91.4    83.5    129.7
------------------------------------------------------------------
Operating income/(loss)                       8.6    16.5    (29.7)
     Other income and (expenses), net         2.8    (2.0)    (2.2)
------------------------------------------------------------------
Income/(loss) before income taxes            11.4    14.5    (31.9)
     Income tax (expense)/benefit            (3.3)   (6.0)     9.1
------------------------------------------------------------------
Net income/(loss)                             8.1%    8.5%   (22.8)%
===================================================================

Fiscal Year Ended January 31, 1997 Compared to Fiscal Year Ended January 31,
1996

Revenues increased to $16.1 million for fiscal 1997 from $8.2 million for fiscal 1996, an increase of $7.9 million, or 96.0%. The increase is primarily attributable to a significant increase in fees earned from new and existing clients during fiscal 1997, despite the Company's resignation from the Miller Brewing Company account during fiscal 1996. Miller represented approximately 66.4% of the Company's total revenues for fiscal 1996. Excluding Miller, revenues increased from $2.8 million in fiscal 1996 to $16.1 million in fiscal 1997, an increase of $13.3 million or 475%.

Direct costs and related expenses increased to $8.8 million for fiscal 1997 from $3.6 million for fiscal 1996, an increase of $5.2 million or 144.3%. This increase was attributable to increased production activities. Revenues specific to production activities, however, increased only 91.6% as compared to the increase in total revenues of 96.0% during fiscal 1997. As a percentage of production revenues, direct costs and related expenses decreased by approximately 1.2%, as a result of increased efficiencies and improved margins.

Salaries and related expenses increased to $4.3 million for fiscal 1997 from $2.2 million for fiscal 1996, an increase of just over $2 million, or 89.2%. Salaries and related expenses, however, declined as a percentage of revenues from 27.4% to 26.4%. The increased expenses reflected the addition, in fiscal 1997, of 44 new Creative Partners.

General and administrative expenses increased to $1.6 million for fiscal 1997 from $985,000 for fiscal 1996, an increase of $618,000. The increase is primarily due to additional expenses associated with increased occupancy costs, depreciation expense and increased staffing in administrative functions. As a percentage of revenues, general and administrative expenses declined from 12.0% in fiscal 1996 to 10.0% in fiscal 1997.

Other income included interest income of $619,000 for the year ended January 31, 1997. The interest income was offset in part by interest expense of $163,000, resulting in net interest income of $456,000. For the year ended

January 31, 1996, there was no significant interest income; interest expense totaled $161,000. The difference in other income and expense for the two periods resulted from the Company's retirement of debt and investment of the net proceeds from the Offering in September 1996, offset in part by increased borrowings prior to receipt of the proceeds.

The combined effective federal and state income tax rates were 29.1% and 41.4% for fiscal 1997 and 1996, respectively. Income tax expense of $536,000 and $494,000 is reflected for fiscal 1997 and 1996, respectively, as a result of the Company generating taxable income during those years. During fiscal 1997, the Company realized tax benefits from the exclusion of tax-exempt investment income from state taxable income. Also, the Company generated a net operating loss from its inception, September 20, 1993, through January 31, 1995 of approximately $1.6 million. The net operating loss subsequently offset taxable income in both fiscal 1996 and 1997. The balance of the net operating loss as of January 31, 1996, of approximately $260,000, had been fully reserved, primarily due to the Company's history of operating losses. As a result of the Company's continued growth of revenue, earnings and capital resources during fiscal 1997, the Company reversed the tax valuation allowance. As of January 31, 1997, the Company's balance of net operating losses is approximately $112,000, which pursuant to the tax law can be utilized ratably over the next five years.


Fiscal Year Ended January 31, 1996 Compared to Fiscal Year Ended January 31,
1995

Revenues increased to $8.2 million for fiscal 1996 from $4.7 million for fiscal 1995, an increase of $3.5 million, or 74.5%. The increase is primarily attributable to a significant increase in fees earned from Miller during fiscal 1996, and the remainder is attributable to services provided to new clients and increased demand for services by existing clients. Miller represented approximately 66.4% and 63.7% of the Company's total revenues for fiscal 1996 and 1995, respectively. Excluding Miller, revenues increased from $1.7 million in fiscal 1995 to $2.8 million in fiscal 1996, an increase of $1.1 million or 64.7%.

Direct costs and related expenses decreased to $3.6 million for fiscal 1996 from $3.7 million for fiscal 1995, a decrease of $100,000 or 2.7%. Approximately $375,000, or 10.0%, of the direct costs in fiscal 1995 were incurred in connection with business development activities for which no corresponding revenues were generated by the Company. Exclusive of these costs, direct costs increased by approximately $250,000, or 7.4%, from fiscal 1995 to fiscal 1996. This increase was attributable to an increase in production activities. Revenues specific to production activities increased approximately 24% in fiscal 1996. As a percentage of production revenues, direct costs decreased by approximately 11%, as a result of increased efficiencies and improved margins.

Salaries and related expenses increased to $2.2 million for fiscal 1996 from $1.6 million for fiscal 1995, an increase of $600,000, but declined as a percentage of revenues from 34.2% to 27.4%. The increased expenses reflected the addition, in fiscal 1996, of 11 new Creative Partners.

General and administrative expenses increased to $985,000 for fiscal 1996 from $722,000 for fiscal 1995, an increase of $263,000. The increase is primarily due to additional expenses associated with increased occupancy costs and increased staffing in administrative functions. As a percentage of revenues, general and administrative expenses declined from 15.4% in fiscal 1995 to 12.0% in fiscal 1996.

Interest expense increased to $161,000 for fiscal 1996 from $103,000 for fiscal 1995, an increase of $58,000 or 56.3%. The increase is primarily attributable to increased borrowings from available bank lines of credit in order to fund the Company's growth and operations. Interest rates remained relatively constant for both fiscal 1996 and 1995.

Combined effective federal and state income tax rates were 41.4% and 28.6% for fiscal 1996 and 1995, respectively. Income tax expense of $494,000 is reflected for fiscal 1996, as a result of the Company's taxable income during the year. An income tax benefit of $427,000 is reflected for fiscal 1995, as a result of the Company's net operating loss during the period. The Company generated a net operating loss from its inception, September 20, 1993, through January 31, 1995 of approximately $1.6 million. The net operating loss offsets the taxable income generated in fiscal 1996. The balance of the net operating loss of approximately $260,000 was fully reserved at January 31, 1996, primarily due to the Company's history of operating losses.


Fiscal Year Ended January 31, 1995 Compared to Fiscal Year Ended January 31,
1994

The Company's inception was September 20, 1993, and operations commenced during November 1993. Since less than three months of operations are included in fiscal 1994, comparisons to fiscal 1995 are not meaningful.

During fiscal 1994, the Company's revenues were $373,000 and operating expenses were $496,000, resulting in a net loss of $123,000. The loss was primarily attributable to start-up costs incurred in connection with commencing operations.


LIQUIDITY AND CAPITAL RESOURCES

Since its inception, the Company has primarily financed its operations and investments in property and equipment through cash generated from bank borrowings, loans from a Company officer and equipment leases. As a result of the Offering in late September 1996, the Company raised $35.7 million in cash, net of underwriting commissions and other Offering costs, of which approximately $1.3 million was used to repay company debt. The balance of the net proceeds from the Offering were invested in short-term U.S. Treasury Notes and Bills, certificates of deposit, and in a money market fund.

The Company's net working capital increased to $34.7 million at January 31, 1997 from a working capital deficit of $1 million at January 31, 1996. The Company's cash and cash equivalents increased $32.3 million and $41,000 for the fiscal years ended January 31, 1997 and 1996, respectively. The increase during fiscal 1997 is primarily due to the $34.4 million received from the net proceeds of the Initial Public Offering after repayment of substantially all of the Company's debt. This cash from financing activities is offset by cash used in operations and in investing activities during fiscal 1997. The $825,000 decrease in cash from operating activities is primarily attributable to a $4.4 million increase in accounts receivable which is offset by current year net income of $1.3 million, increases in accounts payable and other liabilities totaling $1.7 million, and a decrease in costs in excess of billings of $400,000. The cash used in investing activities includes capital expenditures totalling $524,000 and $825,000 in proprietary software development costs. The operating and investing cash flows reflect the growth in the Company's business operations and investment activities.

In October 1996, the Company obtained a line of credit facility, secured by certain assets of the Company. The Company will be provided with credit up to the lesser of (i) $24 million or (ii) 90-95% of the Company's available cash and cash equivalent balances. The line of credit bears interest at the London Interbank Offered Rate ("LIBOR") plus .5%. As of January 31, 1997, there was no outstanding balance. In April 1997, the Company borrowed $20 million under this facility for the purchase of YAR.

In February 1997, the Company obtained an additional line of credit from a bank to provide working capital financing and funds for other general corporate purposes of the Company. The line of credit is secured by the accounts receivable, equipment and general intangibles of the Company, and provides for borrowings up to a maximum principal amount of $8 million. The interest rate on the line is equal to LIBOR plus 2%.

In March 1997, Leap loaned $1.0 million to Vivid Publishing, Inc., an Internet production house ("Vivid"), in exchange for a convertible debenture. The debenture is convertible into 10% of the common stock of Vivid at Leap's option, and is secured by a pledge of Vivid's common stock. Under the debenture, Leap may at its option invest up to an additional $1.0 million on substantially the same terms. As of April 1, 1997, Leap had advanced $318,000 pursuant to this option. The loans to Vivid bear interest at the prime rate plus 2% per annum. Also in March 1997, Leap Partnership entered into an agreement to purchase a commercial office building to provide facilities for its new Los Angeles office. The estimated purchase price is $2 million, of which $1.4 million will be seller financed over a one-year term at 9% with an option to renew the note for one additional year. The balance of the purchase price will be paid by the Company.

In April 1997, the Company acquired the assets and assumed certain liabilities of YAR Communications, Inc. for $20 million. The sellers may also receive contingent payments if certain revenue and performance goals are achieved for each of the next three years. In addition, to provide performance incentives, options to purchase one million shares of Leap's common stock were granted to YAR's management and employees.

The Company believes that the net proceeds of the Offering, together with existing credit facilities and any funds from operations, will be sufficient to meet the Company's cash requirements for at least the next twelve months. The Company's long-term capital requirements will depend on numerous factors, including the rates at which the Company grows, expands its personnel and infrastructure to accommodate growth and invests in new technologies. The Company has various ongoing needs for capital, including working capital for operations, project development costs and capital expenditures to maintain and expand its operations. In addition, as part of its strategy, the Company evaluates potential acquisitions of, or alliances with, businesses that extend or complement the Company's business. The Company may in the future consummate acquisitions or alliances which may require the Company to make additional capital expenditures, and such expenditures may be significant. Future acquisitions and alliances may be funded with available cash from the net proceeds of the Offering, seller financing, institutional financing, and/or additional equity or debt offerings. There can be no assurance that the Company will be able to raise any additional required capital on favorable terms, or at all.


SEASONALITY

Depending upon its client mix at any time, the Company could experience seasonality in its business. Such seasonality arises from the timing of product introductions and business cycles of the Company's clients and could be material to the Company's interim results. Such cycles vary from client to client, and the overall impact on the Company's results of operations cannot be predicted. In addition, the advertising industry as a whole exhibits seasonality. Typically, advertising expenditures are highest in the fourth calendar quarter and lowest in the first calendar quarter, particularly in January. Although the Company has too limited an operating history to exhibit any discernible seasonal trend, as the Company matures, Management believes that the business and results of operations could be affected by the overall seasonality of the industry.


DEPENDENCE ON KEY CLIENTS AND PROJECTS

An important part of the Company's strategy is to develop in-depth, long-term relationships with a select group of clients in a variety of industries. Consistent with such strategy, a large portion of the Company's revenues has been, and is expected to continue to be, concentrated among a relatively limited number of nationally recognized clients. For the year ended January 31, 1997, three clients accounted for 25.1%, 23.4%, and 18.9%, respectively, of consolidated revenues. One client accounted for 66.4% of consolidated revenues during fiscal 1996, and two clients accounted for 63.7% and 28.4% of consolidated revenues during fiscal 1995.

Due to the nature of the advertising business, any of the Company's clients could at any time in the future, and for any reason, reduce its marketing budget, engage another entity or take in-house all or part of the business performed by the Company. In December 1995, the Company voluntarily resigned the Miller Brewing Company account which accounted for 66.4% of the Company's revenues for the year ended January 31, 1996. In the second half of fiscal 1996, Miller began to reduce its advertising expenditures on campaigns in which the Company was involved, which resulted in a significant decline in Leap's revenues during such period. The Company's management viewed an expansion of Miller's advertising budget for such campaigns as unlikely and determined that Leap's resources could be better utilized on other opportunities. The Company therefore resigned the Miller account in December 1995 in order to pursue other assignments. During fiscal 1997, the Company fully offset the loss of this client's revenues and grew revenue by 96%. Excluding revenue attributable to Miller, revenue from other existing clients and new business increased $13.3 million or 475% during fiscal 1997 as compared to fiscal 1996.

Even though the Company has taken steps to grow existing and new business, diversify its client base, negotiate a greater percentage of retainer- and fee-based arrangements with clients, and develop new potential revenue streams from licensing of proprietary software and other content, these steps may not fully mitigate the impact that the loss of any significant account may have on the Company's operations. In March 1997, a client representing 25.1% of the Company's revenues for the year ended January 31, 1997, gave the Company a 90-day notice of termination. Management believes that the loss of the client and varying effects of seasonality, as described above, will have an impact on the Company's operations, particularly in the short term. Given the Company's existing plans to grow the business through the completion of the YAR acquisition, new business development and its other strategic investments as described above, Management believes that the loss in revenue will be replaced and will therefore not have a materially adverse effect on the Company's operating results beyond the short term. There can be, however, no assurance that the Company will be able to manage the acquisition successfully or generate additional revenues in the near term, and any inability to do so may have a materially adverse effect on the Company's business, financial condition and operating results.


NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its Management are intended to identify such forward-looking statements. A number of important factors could cause the Company's actual results, performance or achievements for fiscal 1998 and beyond to differ materially from that expressed in such forward-looking statements. These factors are set forth in the Company's Registration Statement on Form S-1 (File No. 333-05051) under the heading "Risk Factors" and include, without limitation, material changes in economic conditions in the markets served by the Company's clients; competition in the Company's industry; uncertainties relating to the developing market for new media; changing technologies; seasonality; costs and uncertainties relating to establishing new offices and bringing them to profitability; costs and uncertainties relating to YAR and other acquisitions, including Leap's ability to successfully manage and integrate the acquired companies; and the Company's dependence on key clients and projects (as discussed above under "Dependence on Key Clients and Projects") and key personnel.