Form 10-K, Exhibit 13
period 1997-01-31
LEAP GROUP INC
filed 1997-05-01
CIK 1015665

                                                                    Exhibit 13.4



                             The Leap Group, Inc.


            Consolidated Financial Statements, and Related Notes and
                   Report of Independent Public Accountants

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of The Leap Group, Inc.:

We have audited the accompanying consolidated balance sheets of The Leap Group, Inc. (a Delaware corporation) and subsidiaries as of January 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Leap Group, Inc. and subsidiaries as of January 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles.

                                        Arthur Andersen LLP

Chicago, Illinois
March 18, 1997

The Leap Group, Inc. and Subsidiaries
Consolidated Balance Sheets

                                                             January 31,
                                                       ------------------------
                                                          1997          1996
                                                       -----------   ----------
                                    ASSETS

CURRENT ASSETS
  Cash and cash equivalents                            $32,312,749   $   47,981
  Accounts receivable (net of allowance of $30,000
     and $0, respectively)                               4,793,937      362,388
  Costs in excess of billings (net of allowance of
     $40,000 and $0, respectively)                         218,721      619,660
  Deferred income tax asset                                 64,622
  Prepaid expenses                                         215,174       42,201
                                                       -----------   ----------
     Total current assets                               37,605,203    1,072,230
PROPERTY AND EQUIPMENT
  Land                                                     158,921      158,921
  Building and building improvements                       491,900      442,923
  Computer equipment                                       804,534      385,462
  Furniture and equipment                                  259,074      164,521
                                                       -----------   ----------
                                                         1,714,429    1,151,827
  Less accumulated depreciation                           (525,068)    (254,454)
                                                       -----------   ----------
     Net property and equipment                          1,189,361      897,373
OTHER ASSETS                                             1,065,048       83,190
                                                       -----------   ----------

TOTAL ASSETS                                           $39,859,612   $2,052,793
                                                       ===========   ==========


                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                     $ 1,834,331   $  898,133
  Accrued expenses                                         809,939      230,952
  Billings in excess of costs                              214,264         -
  Notes payable to bank                                       -         459,378
  Current portion of long-term liabilities                  52,066       56,295
  Notes payable to officer                                    -         400,000
                                                       -----------   ----------
     Total current liabilities                           2,910,600    2,044,758
LONG-TERM LIABILITIES
  Deferred income tax liability                            294,326         -
  Mortgage payable                                            -         381,097
  Capital lease obligations                                 71,999       66,526
                                                       -----------   ----------
     Total long-term liabilities                           366,325      447,623

TOTAL LIABILITIES                                      $ 3,276,925   $2,492,381
                                                       -----------   ----------

COMMITMENTS AND CONTINGENCIES (NOTE 9)

STOCKHOLDERS' EQUITY
  Preferred Stock, $.01 par value; 20,000,000 shares
     authorized, no shares issued or outstanding              -            -
  Common Stock, $.01 par value; 100,000,000 shares
     authorized, 13,600,000 and 9,600,000 shares
     issued and outstanding as of January 31, 1997
     and 1996, respectively                                136,000       96,000







  Additional paid in capital                            35,581,344      (95,000)
  Retained earnings (accumulated deficit)                  865,343     (440,588)
                                                       -----------   ----------
     Total stockholders' equity (deficit)               36,582,687     (439,588)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $39,859,612   $2,052,793
                                                       ===========   ==========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

The Leap Group, Inc. and Subsidiaries
Consolidated Statements of Operations
                                                   FISCAL YEAR ENDED JANUARY 31,
                                             -----------------------------------------
                                                1997           1996           1995
                                             -----------    -----------   ------------
Revenues                                     $16,087,986   $ 8,209,622    $  4,679,248
Operating expenses:
    Direct costs and related expenses          8,847,323     3,622,016       3,749,019
    Salaries and related expenses              4,252,019     2,246,963       1,598,047
    General and administrative expenses        1,602,644       984,966         722,092
                                             -----------   -----------    ------------
       Total operating expenses               14,701,986     6,853,945       6,069,158

Operating income/(loss)                        1,386,000     1,355,677      (1,389,910)
    Other income and (expense), net              456,293      (161,194)       (102,699)
                                             -----------   -----------    ------------
Income/(loss) before income taxes              1,842,293     1,194,483      (1,492,609)
    Income tax (expense)/benefit                (536,362)     (494,023)        427,300
                                             -----------   -----------    ------------
Net income/(loss)                            $ 1,305,931   $   700,460    ($ 1,065,309)
                                             ===========   ===========    ============

Per share data:
    Net income/(loss) per share              $      0.12   $      0.07    $      (0.11)
    Shares used in per share computation      11,126,162    10,108,680      10,108,680

The accompanying notes to the consolidated financial statements are an integral part of these statements.

The Leap Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

                                                                                   Retained
                                               Common Stock         Additional     Earnings/         Total
                                          ---------------------      Paid In     (Accumulated     Stockholders'
                                             Shares     Amounts      Capital        Deficit)    (Deficit) Equity
----------------------------------------------------------------------------------------------------------------
Balance as of February 1, 1994            9,600,000    $ 96,000      ($95,000)       ($75,739)          ($74,739)
    Net loss                                      -           -             -      (1,065,309)        (1,065,309)
----------------------------------------------------------------------------------------------------------------
Balance as of January 31, 1995            9,600,000      96,000       (95,000)     (1,141,048)        (1,140,048)
    Net income                                    -           -             -         700,460            700,460
----------------------------------------------------------------------------------------------------------------
Balance as of January 31, 1996            9,600,000      96,000       (95,000)       (440,588)          (439,588)
    Issuance of additional shares
       for the initial public offering    4,000,000      40,000    35,676,344               -         35,716,344
    Net income                                    -           -             -       1,305,931          1,305,931
----------------------------------------------------------------------------------------------------------------
Balance as of January 31, 1997           13,600,000    $136,000   $35,581,344     $   865,343        $36,582,687

The accompanying notes to the consolidated financial statements are an integral part of these statements.

The Leap Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

                                                                           FISCAL YEAR ENDED JANUARY 31,
                                                                     ---------------------------------------
                                                                         1997          1996          1995
                                                                     -----------   -----------    ----------
Cash Flows from Operating Activities:
Net income/(loss)                                                    $ 1,305,931   $   700,460    ($1,065,309)
Adjustments to reconcile net income to net
cash provided by operating activities:
    Depreciation and amortization                                        322,531       169,598        106,930
    Deferred income taxes                                                229,704       477,793       (427,300)
    Changes in operating assets and liabilities:
       Accounts receivable                                            (4,431,549)      286,369       (555,257)
       Costs in excess of billings                                       400,939       (28,397)      (591,263)
       Prepaid expenses                                                 (172,973)      (23,916)         4,103
       Other assets                                                     (208,775)      (27,795)       (69,716)
       Accounts payable                                                  936,198    (1,102,426)     1,809,400
       Accrued expenses                                                  578,987       (34,958)       224,254
       Billings in excess of costs                                       214,264             -              -
       Income tax payable                                                      -       (16,230)             -
-------------------------------------------------------------------------------------------------------------
Net Cash (Used in)/Provided by Operating Activities                     (824,743)      400,498       (564,158)

Cash Flows from Investing Activities:
    Capital expenditures                                                (524,241)     (241,947)      (281,571)
    Capitalized software development costs                              (825,000)            -              -
-------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                 (1,349,241)     (241,947)      (281,571)

Cash Flows from Financing Activities:
    Net proceeds from issuance of common stock                        35,716,344             -              -
    Net borrowings/(repayments) on:
        Line of credit                                                  (218,356)     (722,517)       760,653
        Term note                                                       (241,022)      241,022              -
        Mortgage payable                                                (418,214)      (35,790)       (25,996)
        Note payable to officer                                         (400,000)      400,000              -
-------------------------------------------------------------------------------------------------------------
Net Cash Provided by/(Used in) Financing Activities                    34,438,752     (117,285)       734,657

Net Increase/(Decrease) in cash and cash equivalents                   32,264,768       41,266       (111,072)
Cash and cash equivalents, at beginning of period                          47,981        6,715        117,787
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, at end of period                          $ 32,312,749  $    47,981    $     6,715

Supplementary disclosure of cash paid during the period:
    Interest paid                                                    $    163,109  $   166,898    $    88,091
    Income taxes paid                                                $    400,056            -              -

Supplementary disclosure of noncash investing and financing activities:
    Property purchased under mortgage payable                                   -            -    $   480,000
    Equipment purchased under capital lease obligations              $     38,360  $    85,704              -


The accompanying notes to the consolidated financial statements are an integral part of these statements.

The Leap Group, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements


NOTE 1 - DESCRIPTION OF BUSINESS

The Leap Group, Inc. and its subsidiaries ("the Company") are strategic and creative communication services companies that develop and implement integrated brand marketing campaigns primarily for market leading clients using traditional and new media.

The Leap Group, Inc. is a Delaware corporation which was incorporated in March 1996 to act as the parent company for three wholly owned subsidiaries - The Leap Partnership, Inc. ("Leap Partnershi"), an Illinois corporation established in September 1993; Lilypad Services, Inc. ("Lilypad"), an Illinois corporation established in September 1995; and Tadpole Productions, Inc. ("Tadpole"), an Illinois corporation established in September 1995.

The Company is primarily headquartered in Chicago, Illinois. On January 31, 1997, The Leap Partnership, Inc. established a second office in Los Angeles, California.

In December 1996, the Company formed a new wholly owned subsidiary, Quantum Leap Communications, Inc. ("QLC"), a Delaware corporation. QLC was formed to develop distribution systems and to produce content that will help advertisers to communicate more effectively with targeted consumers in non-traditional ways primarily using new media over the Internet.

In October 1996, the Company completed its Initial Public Offering (the "Offering") and issued 4,000,000 shares of its common stock at $10.00 per share. The Company received proceeds of approximately $35.7 million in cash, net of underwriting commissions and other Offering costs.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
---------------------------
The accompanying Consolidated Financial Statements have been prepared on the basis that the entities which now comprise the Company were combined at their inception for financial reporting purposes. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents
-------------------------
Cash and cash equivalents generally consist of cash, certificates of deposit, U.S. Treasury Notes and Bills, and other money market instruments with short-term maturities. These investments are stated at cost, which approximates fair value, and are also considered cash equivalents for the purposes of reporting cash flows.

Disclosures About Fair Value of Financial Instruments
-----------------------------------------------------
The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

Cash and cash equivalents, trade receivables and trade payables: the carrying amounts approximate fair value because of the short maturity of these items.

Notes payable to a bank and mortgage payable: due to the floating interest rate on these obligations, the carrying amounts approximate fair value.

Property and Equipment
----------------------
Property and equipment are stated at cost less accumulated depreciation. Company policy provides for capitalization of all major expenditures for renewal and improvements and for current charges to income for repairs and maintenance. The provision for depreciation has been calculated using straight-line and accelerated methods over the estimated economic lives of the related assets as follows:

          Building and building improvements      39 years
          Computer equipment                       3 years
          Furniture and equipment                5-7 years
Leasehold improvements are amortized over the lesser of their useful lives or the remaining term of the related lease.

Purchased Software Costs
------------------------
Software that is purchased for use by the Company and has an expected life greater than one year is capitalized and classified within Other Assets. The Company has adopted a policy to depreciate these costs over a two-year period using the straight-line method.

Research and Development Costs
------------------------------
Research and development costs are charged to expense as incurred. However, the costs incurred for the development of computer software that will be sold, leased or otherwise marketed are capitalized once technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based upon anticipated future revenues and changes in hardware and software technologies. Costs that are capitalized include contracted outside labor, direct labor and related overhead.

Amortization of capitalized software development costs begins when the product is available for general release. Amortization is provided on a product-by-product basis using the straight-line method over periods not exceeding three years. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately.

Revenue Recognition
-------------------
Retainers from fixed fee arrangements, typically in the form of monthly retainers, are recognized over the period in which services are rendered. Revenues from production services are recognized as the services are completed. The Company's production projects are usually commenced and completed in a short time period, often less than 60 days. Outside production costs are initially recorded as costs in excess of billings and are expensed as direct costs and related expenses at completion of such services. Revenue earned from fees based upon third-party media placements are recognized when the Company-created materials appear on various media in accordance with industry practice. Salaries and other related general and administrative costs are expensed as incurred. Billings in excess of costs are billings received in advance of work performed. This deferred revenue will be recognized in income as services are provided.

Concentration of Credit and Other Risk
--------------------------------------
SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company has no significant off-balance sheet items. The Company attempts to limit its concentration of credit risk by securing clients which are well-established and credit-worthy advertisers of consumer and industrial goods and services.

While the Company typically enters into written agreements with its clients, at times it performs services prior to the execution of such agreements, and written contracts are typically terminable by either party on short notice, often 90 days and in certain instances less. Management considers the relationships with existing clients to be good; however, the loss of any one or more of the Company's significant clients could have a materially adverse effect on the Company's business, financial condition and results of operations.

For the year ended January 31, 1997, three clients accounted for 25.1%, 23.4%, and 18.9%, respectively, of consolidated revenues (refer to Note 13). One client accounted for approximately 66.4% of consolidated revenues during fiscal 1996, and two clients accounted for approximately 63.7% and 28.4%, respectively of consolidated revenues during fiscal 1995.

Income Taxes
------------
The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future effects of all deductible temporary differences, loss carryforwards, and tax credit carryforwards. If deemed necessary, deferred tax assests are reduced by a valuation allowance for the amount of any tax benefits which are not expected to be realized.

Per Share Data
--------------
Net income (loss) per common share is computed using the weighted average number of shares outstanding of common stock and dilutive common equivalent shares from stock options using the treasury stock method. In accordance with certain Securities and Exchange Commission (SEC) Staff Accounting Bulletins, such computations include all common and common equivalent shares issued within 12 months of the Company's Offering date as if they were outstanding for all prior periods presented using the treasury stock method and the Offering price.

Management's Use of Estimates
-----------------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Recently Issued Accounting Standards
------------------------------------
In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 establishes financial accounting and reporting standards for stock-based compensation. The Statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument. However, it also allows a company to continue to measure compensation cost for those plans using the intrinsic-value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Companies electing to continue the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in the Statement had been applied. Management of the Company has elected to make the pro forma disclosure as allowed by SFAS No. 123. Note 7 to the consolidated financial statements presents the pro forma net income and earnings per share disclosures.

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which the Company adopted in fiscal 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. To date, no such events or circumstances have occurred. However, the Company intends to continue to perform a periodic review of assets for impairment.

NOTE 3 - OTHER ASSETS

During fiscal year 1997, the Company recorded approximately $825,000 of capitalized software development costs as Other Assets in the accompanying consolidated balance sheet. These costs are being amortized over a three-year period commencing when the product was available for general release. Amortization expense related to capitalized software development costs totaled $22,000 for fiscal 1997.

As of January 31, 1997 and 1996, the Company also recorded $214,000 and $104,000, respectively, of purchased software costs. It is the Company's policy to amortize purchased software costs over a two-year period. Amortization expense related to the purchased software was approximately $58,000 and $28,000 for fiscal years 1997 and 1996, respectively.


NOTE 4 - NOTES PAYABLE TO BANKS

Lines of Credit
---------------
On November 1, 1994, the Company entered into a revolving credit agreement with a bank for a line of credit of up to $1 million. The interest rate on January 31, 1995 (1.5% above the bank's prime lending rate) was 10.5%. The line was collateralized by all business assets, including a second mortgage on the Company's commercial real estate, and was guaranteed by certain stockholders of the Company. On October 26, 1995, all outstanding debt under the line was paid in full, the agreement was terminated and the mortgage was discharged.

On October 4, 1995, the Company obtained a line of credit with a bank for up to $1,500,000. On July 5, 1996, the agreement expired and was subsequently extended through October 31, 1996. The line was collateralized by substantially all of the Company's general business assets and by the guarantees of certain stockholders of the Company. At January 31, 1996, $218,000 was outstanding under such line and was classified as current with interest at 9.5% per annum. In October 1996, the outstanding balance on this line of credit was repaid with proceeds from the Offering.

In October 1996, the Company obtained a new line of credit from a bank secured by collateral cash balances, money market and other cash equivalent instruments of the Company. The line provides for borrowings up to the lesser of (i) $24 million or (ii) 90-95% of the Company's available cash and cash equivalent balances, to fund working capital requirements and for other general corporate purposes of the Company. The interest rate on the loan is LIBOR plus .5%. As of January 31, 1997, there was no outstanding balance on this line of credit.

Revolving Line and Term Note
----------------------------
On October 4, 1995, the Company obtained an additional line of credit for up to $500,000 to purchase computer and office equipment. The note was secured by all the computer equipment of the Company and was guaranteed by certain stockholders of the Company. At January 31, 1996, the outstanding balance was approximately $241,000 which was classified as current. In October 1996, the debt was retired with proceeds from the Offering.

Mortgage
--------
On March 9, 1994, the Company secured a loan for $480,000 to purchase the building in which the Company's current principal offices are located.
The three-year balloon note bore interest at the rate of 8.5%, payable in monthly principal and interest installments of $5,995 through March 9, 1997, and was collateralized by a mortgage on the Company's offices. This loan was refinanced on May 30, 1996.

The new loan, which was in the amount of $596,000, bore an interest rate of prime plus 1%, and was payable in monthly principal and interest installments of $7,794 through May 2001, with a balloon payment of approximately $360,000 in June 2001. The loan was secured by a mortgage on the building in which the Company's current principal offices are located. In October 1996, this loan was repaid with proceeds from the Offering.

NOTE 5 - RELATED PARTY TRANSACTIONS

Guarantees of Notes Payable to Banks
------------------------------------
As discussed in Note 4, prior to October 7, 1996, substantially all of the Company's debt had been guaranteed by certain shareholders of the Company. The Company's existing lines of credit are no longer guaranteed by shareholders, but are collateralized by the assets of the Company.

Note Payable to Officer
-----------------------
In February 1995, the Company secured financing from an officer of the Company to fund additional working capital needs of the Company. The $450,000 installment note bore interest at prime plus 1.5% through October 31, 1996 and was collateralized by a second mortgage on the Company's principal office building. In October 1996, this note was repaid with proceeds from the Offering.


NOTE 6 - CAPITAL STOCK

Incorporation
-------------
On September 20, 1993, The Leap Partnership, Inc. was incorporated in Illinois. Subsequently, on March 11, 1996, the Company was formed and became the parent to the wholly owned subsidiaries, Leap Partnership, Lilypad, and Tadpole. In connection with the formation of the Company, each of the four founding shareholders of Leap Partnership exchanged their 25 shares of Leap Partnership common stock for 2,400,000 shares of the Company's common stock. Common stock and per share amounts have been retroactively restated in the accompanying financial statements to reflect the effect of the reorganization. The combined entities have been under common control since inception and have been included in the consolidated financial statements at historical cost since their respective dates of inception in a manner similar to a pooling of interests.

The initial certificate of incorporation of the Company authorized 40,000,000 shares of common stock with $.01 par value and 10,000,000 shares of preferred stock with $.01 par value. On May 29, 1996, the Board of Directors and Stockholders of the Company approved an amendment to the certificate of incorporation which increased the total number of authorized shares of common stock to 100,000,000 and preferred stock to 20,000,000.


NOTE 7 - STOCK COMPENSATION PLANS

1996 Stock Option Plan
----------------------
On January 3, 1996, the Board of Directors and Shareholders of The Leap Partnership, Inc. adopted the 1996 Stock Option Plan (the "1996 Stock Option Plan''), which was subsequently amended and restated on March 12, 1996, by the Board of Directors and Stockholders of the Company, whereby certain eligible employees may be granted options. The 1996 Stock Option Plan allows issuance of incentive stock options and nonqualified options. The 1996 Stock Option Plan is administered by the Stock Option Committee of the Board of Directors. The exercise price of incentive stock options shall not be less than the stock's intrinsic fair market value on the date of grant. No more shares are available for grant under this plan as of January 31, 1997.

Employee Incentive Compensation Plan
------------------------------------
Effective May 29, 1996, the Company adopted the Employee Incentive Compensation Plan (the "Incentive Plan''), which permits grants of incentive stock options, nonqualified stock options, stock appreciation rights, performance shares, restricted stock, deferred stock and other stock-based awards. The Incentive

Plan authorizes the issuance of up to 2,000,000 shares of Common Stock in connection with such awards. Directors, officers, employees and consultants of the Company are eligible to receive grants under the Incentive Plan.

Employee Stock Purchase Plan
----------------------------
Effective May 29, 1996, the Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan"), which provides for the issuance of a maximum of 500,000 shares of Common Stock. Under Section 423 of the Internal Revenue Code (the "Code"), eligible employees can have earnings withheld to be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors up to a maximum of $25,000 per year. The price of the Common Stock purchased under the Stock Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the specified purchase date (in each case, averaged over the prior ten trading days).

Non-Employee Directors' Stock Option Plan
-----------------------------------------
On May 29, 1996, the Board of Directors adopted the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the issuance of up to 200,000 nonstatutory stock options to non-employee directors of the Company. On the effective date of the Offering, each of the three non-employee directors were granted immediately exercisable options to purchase 20,000 shares of Common Stock at an exercise price equal to the Initial Public Offering price. Each person who becomes a non-employee director of the Company after the date of the Offering will automatically be granted nonstatutory options to purchase 5,000 shares of Common Stock on the date of such directors' initial election or appointment to the Board of Directors and on each anniversary of the initial grant date. Such options shall become exercisable one year after the date of grant at an exercise price equal to the intrinsic fair market value of the Common Stock on the date of grant. All options granted under the Directors' Plan will have a five-year term.

Pro Forma Stock-Based Compensation Disclosures
----------------------------------------------
Under various plans, the Company may grant stock options and other awards to key executives, management and creative personnel. Transactions under the various stock option plans for the periods indicated were as follows:

                                                     STOCK OPTIONS
                                             ----------------------------
                                                         Weighted Average
Outstanding at:                                 Shares    Exercise Price
-------------------------------------------------------------------------
  January 31, 1995                                  --            --
-------------------------------------------------------------------------
     Granted                                   504,000         $3.00
     Exercised                                      --            --
     Canceled                                       --            --
-------------------------------------------------------------------------
  January 31, 1996                             504,000         $3.00
-------------------------------------------------------------------------
     Granted                                 2,086,000         $7.40
     Exercised                                      --            --
     Canceled                                       --            --
-------------------------------------------------------------------------
  January 31, 1997                           2,590,000         $5.96
-------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at January 31, 1997:

                             OUTSTANDING OPTIONS                  EXERCISABLE OPTIONS
                    --------------------------------------     -------------------------
                               Weighted Average  Remaining                       Average
Exercise Price         Shares   Exercise Price     Term           Shares          Price
---------------------------------------------------------------------------------------
$3.00                 504,000       $3.00          8.92          181,333          $3.00
$7.00-$10.00        2,086,000       $7.40          9.06        1,507,000          $7.40
---------------------------------------------------------------------------------------
                    2,590,000       $5.96          8.55        1,688,333          $6.93

The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans.

If the compensation expense for the Company's stock-based compensation plans had been determined based on the fair value at the grant date consistent with the requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, then the Company's pro forma net income (loss) and pro forma net income (loss) per share would have been as indicated below:

                                                     FISCAL 1997    FISCAL 1996
-------------------------------------------------------------------------------
Net income (loss)
  As reported                                        $ 1,305,931       $700,460
  Pro forma                                          $(4,511,769)      $450,995
-------------------------------------------------------------------------------
Net income (loss) per share
  As reported                                           $0.12           $0.07
  Pro forma                                            $(0.41)          $0.04
-------------------------------------------------------------------------------


The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                     FISCAL 1997    FISCAL 1996
-------------------------------------------------------------------------------
Risk-free interest rate                                 6.78%           6.78%
Expected life                                         5-10 years       10 years
Expected volatility                                       75%             75%
Expected dividend yield                                    0%              0%
-------------------------------------------------------------------------------

NOTE 8 - EMPLOYEE RETIREMENT PLANS

Effective January 1, 1997, the Company adopted a defined contribution plan established pursuant to Section 401(k) of the Internal Revenue Code. Employees contribute a percentage of their salaries to the plan, subject to the maximum IRS prescribed deferral percentage and dollar limitation. The terms of the plan call for discretionary profit sharing contributions by the Company as determined annually by the Board of Directors. There were no Company contributions made to the plan through January 31, 1997. The Company has no other obligations for post-retirement benefits.


NOTE 9 - COMMITMENTS AND CONTINGENCIES

Lease Commitments
-----------------
The Company leases office space, telephones, copiers and other equipment under operating leases and computer equipment under capital leases. Minimum future lease payments under these leases are as follows:

                                                                Operating       Capital
Fiscal Year ending January 31,                                    leases         leases        Totals
-----------------------------------------------------------------------------------------------------
1998                                                             $132,516      $ 65,174      $184,582
1999                                                               28,596        59,733        81,686
2000                                                               26,596        20,086        45,505
2001                                                                3,796            --         3,796
-----------------------------------------------------------------------------------------------------
Total future minimum lease payments                              $191,504      $144,993      $315,569
     Less amount representing interest                                          (20,928)
                                                                               --------
Obligations under capital leases                                               $124,065
     Less current portion of capital lease obligation                           (52,066)
                                                                               --------
Non-current portion of capital lease obligation                                $ 71,999
                                                                               ========

Litigation
----------
In September 1995, the Spin Doctors (also known as Modigliani, Inc.), a recording and performing group, and Mow B'Jow Music, Inc., their music publisher, (collectively "the Plantiffs") filed a lawsuit against Leap, the Miller Brewing Company and Trivers/Myers Music (collectively "the Defendants") in the United States District Court, Central District of California. The complaint alleges copyright and persona infringement, statutory and common law unfair competition and unjust enrichment stemming from the airing of a television commercial created by the Company for a client. The suit has been referred to the Company's insurance carrier and legal counsel. The complaint seeks substantial monetary damages. In an unsolicited demand, the Plaintiffs offered to settle the case in the amount of $5,750,000. The Defendants rejected such offer to settle because of their belief that the Plaintiffs' claims have no merit. The Company continues to vigorously defend its position. Trial proceedings are tentatively scheduled to commence on May 6, 1997. It is difficult to ascertain the ultimate outcome of this litigation. An adverse determination and award of damages not covered by insurance could have a material adverse effect on the Company's results of operations, liquidity and consolidated financial position.

Employment Agreements
---------------------
The Company has entered into employment agreements with certain executive officers of the Company. The agreements expire in March 1999. Three of the agreements provide for annual base salaries of $200,000 and the other two agreements provide for annual base salaries of $300,000.

NOTE 10 - OTHER INCOME AND EXPENSE

Included in Other Income and Expense for the years ended January 31, 1997, 1996 and 1995, is interest income of $619,000, $0 and $0, and interest expense of $163,000, $161,000, and $103,000, respectively.

NOTE 11 - INCOME TAXES

Income tax expense is calculated according to the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, which requires the liability method as described in Note 2.

The income tax provisions (benefits) charged to net income are summarized as follows:

                                                                   FISCAL YEAR ENDED JANUARY 31,
                                                                  --------------------------------
                                                                    1997        1996        1995
--------------------------------------------------------------------------------------------------
Federal:
  Current                                                         $292,229    $ 16,230          --
  Deferred                                                         188,475     406,125    (363,205)
--------------------------------------------------------------------------------------------------
                                                                  $480,704    $422,355   $(363,205)
--------------------------------------------------------------------------------------------------
State:
  Current                                                         $ 14,429          --          --
  Deferred                                                          41,229      71,668     (64,095)
--------------------------------------------------------------------------------------------------
                                                                  $ 55,658    $ 71,668   $ (64,095)
--------------------------------------------------------------------------------------------------
Total Tax Provision (Benefit)                                     $536,362    $494,023   $(427,300)

The statutory federal income tax rate is reconciled to the Company's effective income tax rate below:

                                                                   FISCAL YEAR ENDED JANUARY 31,
                                                                  --------------------------------
                                                                    1997        1996        1995
--------------------------------------------------------------------------------------------------
Statutory rate                                                     34.0%       34.0%        (34.0)%
State, net of Federal tax benefit                                   1.4         4.9          (4.9)
Interest income, exempt from State income taxes                    (2.2)       --            --
Change in valuation allowance                                      (3.2)        1.3          11.4
Other                                                               (.9)        1.2          (1.1)
--------------------------------------------------------------------------------------------------
Effective rate                                                     29.1%       41.4%        (28.6)%

Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

The components of the net current deferred income tax asset are as follows:

                                                         JANUARY 31,
                                             ----------------------------------
                                                1997         1996       1995
-------------------------------------------------------------------------------
Net operating loss carryforward              $   8,698    $ 103,600   $582,296
Alternative minimum tax credit                       -       16,230          -
Compensation accruals                           16,536       55,598     57,868
Bad debt reserves                               27,300            -          -
Other reserves                                  12,088        3,173          -
Less-Valuation allowance                             -     (178,601)  (162,371)
-------------------------------------------------------------------------------
Net current deferred income tax asset        $  64,622    $       -   $477,793

Management recorded a valuation allowance to fully reserve for its net deferred tax asset at January 31, 1996. This valuation allowance was reversed in fiscal 1997 as a result of expected utilization of the tax asset in future years.

At January 31, 1997 and 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $112,000, to be utilized ratably over the next five years, and $260,000, respectively.

The components of the net long-term deferred income tax liability are as follows:

                                                            JANUARY 31,
                                                ------------------------------
                                                  1997         1996      1995
------------------------------------------------------------------------------
Net operating loss carryforward                 $  34,792        -         -
Deferred depreciation and amortization costs     (329,118)       -         -
------------------------------------------------------------------------------
Net long-term deferred income tax liability     $(294,326)       -         -

Deferred depreciation and amortization includes $363,000 of deferred tax liabilities related to capitalized software costs.

NOTE 12 - RESIGNATION FROM SIGNIFICANT CLIENT

In prior years, revenues from one major client represented approximately 66.4% and 63.7% of the Company's total revenues in fiscal 1996 and 1995, respectively. In December 1995, the Company resigned the account of this client in order to pursue other assignments.


NOTE 13 - SUBSEQUENT EVENTS

Line of Credit
--------------
In February 1997, the Company obtained a new line of credit from a bank to provide working capital financing and funds for other general corporate purposes of the Company. The line of credit is secured by certain assets of the Company, including accounts receivable, equipment and general intangibles, and provides for borrowings up to a maximum principal amount of $8 million. The interest rate on the line is equal to the London Interbank Offered Rate ("LIBOR") plus 2%.

Loan to a Strategic Partner
---------------------------
In March 1997, Leap loaned $1.0 million to Vivid Publishing, Inc., an Internet production house ("Vivid"), in exchange for a convertible debenture. The debenture is convertible into 10% of the common stock of Vivid at Leap's option, and is secured by a pledge of Vivid's common stock. Under the debenture, Leap may at its option invest up to an additional $1.0 million on substantially the same terms. As of April 1, 1997, Leap had advanced $318,000 pursuant to this option. The loans to Vivid bear interest at the prime rate plus 2% per annum.

Loss of Significant Client
--------------------------
In March 1997, a client representing approximately 25% and 6% of revenues during the years ended January 31, 1997 and 1996, respectively, gave the Company a notice of termination effective June 10, 1997.

Purchase of Real Estate
-----------------------
In March 1997, Leap Partnership entered into an agreement to purchase a commercial office building to provide facilities for its new office in Los Angeles. $1.4 million of the $2 million purchase price will be seller financed over a one-year term at 9% with an option to renew the note for one additional year. The balance of the purchase price will be paid by the Company.

Acquisition
-----------
In April 1997, the Company acquired the assets and assumed certain liabilities of YAR Communications, Inc. for $20 million. The sellers may also receive contingent payments if certain revenue and Performance goals are achieved for each of the next three years. In addition, to provide performance incentives, options to purchase one million shares of Leap's common stock were granted to YAR's management and employees. YAR provides culturally relevant marketing and advertising for global clients in over 40 different nationalities and for all major U.S. ethnic and global markets.

The acquisition will be accounted for using the purchase method of accounting and, accordingly, the purchase price will be allocated to the assets acquired and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired and net liabilities assumed will be recorded as goodwill, which will be amortized on a straight-line basis over 20 years.