Form 10-K/A, Exhibit 13
period 1997-01-31
LEAP GROUP INC
filed 1997-06-24
CIK 1015665

                                                                    Exhibit 13.2

                             The Leap Group, Inc.

                            SELECTED FINANCIAL DATA



                                       Fiscal Year Ended January 31,
                                --------------------------------------------
                                  1997         1996         1995       1994*
                                --------------------------------------------
Revenues (000's)                $16,088       $8,210       $4,679       $373
Net Income/(Loss) (000's)        $1,306         $700      ($1,065)      ($76)
Earnings (Loss) Per Share         $0.12        $0.07       ($0.11)    ($0.01)


                                              As of  January 31,
                                ---------------------------------------------

                                  1997         1996         1995        1994*
                                ---------------------------------------------
Total Assets (000's)            $39,860       $2,053       $2,538       $355
Long-Term Obligations (000's)      $366         $448         $420         $0
Working Capital (000's)         $34,694        ($973)     ($1,515)     ($145)



* For the short period from business inception, September 20, 1993, through January 31, 1994.