Form 10-K, Exhibit 13
period 1998-01-31
LEAP GROUP INC
filed 1998-05-01
CIK 1015665

                                                                    Exhibit 13.2


                             The Leap Group, Inc.


                            SELECTED FINANCIAL DATA

                                              Fiscal Year Ended January 31,
                                 -------------------------------------------------------
                                   1998         1997         1996      1995      1994*
----------------------------------------------------------------------------------------
Revenues (000's)                  $30,660      $16,088      $8,210     $4,679      $373
Net Income/(Loss)(000's)          ($5,611)      $1,306        $700    ($1,065)     ($76)
Earnings (Loss) Per Share          ($0.41)       $0.12       $0.07     ($0.11)   ($0.01)

                                                    As of January 31,
                                 -------------------------------------------------------
                                   1998           1997       1996      1995        1994*
----------------------------------------------------------------------------------------
Total Assets (000's)              $46,054      $39,860      $2,053     $2,538      $355
Long-Term Obligations (000's)        $421         $366        $448       $420        $0
Working Capital (000's)              $820      $34,630       ($973)   ($1,515)    ($145)



 *  For the short period from business inception, September 20, 1993, through
                               January 31, 1994.